Exhibit 99.1

PRESS RELEASE
IMMEDIATE RELEASE

AVIRAGEN THERAPEUTICS REPORTS SECOND QUARTER FISCAL YEAR 2017 FINANCIAL RESULTS

Conference Call to be Held Today at 4:30 P.M. ET

ATLANTA, GA – February 2, 2017 – Aviragen Therapeutics, Inc. (NASDAQ:AVIR) today announced its financial results for the three month period ended December 31, 2016, which is the second quarter of the Company's 2017 fiscal year, and also provided an update on recent corporate developments.

“In looking to the 2017 calendar year, we have both near-term events and a broad vision driving the development of our antiviral pipeline. In the coming weeks, we have a key data readout from our lead program, vapendavir, that we feel could be a significant value-creating event for the Company. We are very committed to the advancement of our pipeline and are confident of its potential to address considerable unmet clinical needs for patients with limited therapeutic options,” commented Joseph M. Patti, PhD, President and Chief Executive Officer of Aviragen Therapeutics. “We remain opportunistic in seeking out new indications within our current pipeline and plan to initiate a Phase 2 study of vapendavir for the treatment of rhinovirus infections in hematopoietic stem cell transplant patients this quarter.”

Upcoming Corporate Milestones

Data Readout from Phase 2b SPIRITUS Trial. This month the Company expects to report results from the Phase 2b SPIRITUS trial of vapendavir for the treatment of rhinovirus (RV). The primary endpoint of this multi-center, randomized, double-blind, placebo-controlled dose-ranging study is the change from baseline to study day 14 measured by an asthma control questionnaire (ACQ)-6 total score. The secondary endpoints are focused on safety and tolerability, lung function assessments such as forced expiratory volume in one second (FEV1), incidence of asthma exacerbations, assessments of the severity and duration of cold symptoms measured by the Wisconsin Upper Respiratory Symptom Survey-21 (WURSS-21) and virological assessments.

Initiation of Phase 2 Trial of Vapendavir for Treatment of RV Infections in Hematopoietic Stem Cell Transplant (HSCT) Patients. In the first quarter of 2017, the Company expects to initiate a Phase 2 trial of vapendavir for the treatment of RV infections in HSCT patients. The primary endpoint of the trial will be time-weighted average change from baseline to end of treatment visit in RV viral load. Secondary endpoints will include mortality, rate of progression of RV in upper respiratory tract infection to lower respiratory tract infection, duration of RV shedding in HSCT subjects, and proportion with hospitalization and hospitalization time.

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343

Corporate Update

Reported Data from the Phase 2a RSV Challenge Study of BTA585. Yesterday, the Company announced top-line data from its double-blind, placebo-controlled Phase 2a study of BTA585 in adults challenged intranasally with respiratory syncytial virus (RSV). The data indicated there was not a significant reduction in the primary endpoint, which was viral load. The data suggested biological activity on several of the endpoints, however, the considerable variability in viral load among the cohorts and the small number of subjects that became infected with RSV likely impacted the ability to detect a significant difference between the groups. The safety profile of BTA585 was favorable and consistent across treatment groups. These safety results, together with the other clinical data and the recently completed non-clinical studies, will form the basis for the Company’s interaction with the FDA to discuss lifting the clinical hold on BTA585’s Investigational New Drug application.

Dr. Patti continued, “For BTA585, we plan to determine the best path forward based on our review of the full data set from the challenge study and our interactions with the FDA, and expect to be able to update you on our plans next quarter.”

Financial Results for the Three Month Period Ended December 31, 2016

The Company reported a net loss of $9.1 million for the three month period ended December 31, 2016, as compared to a net loss of $6.5 million in the same quarter of the prior fiscal year. Basic and diluted net loss per share was $0.24 for the three month period ended December 31, 2016, as compared to a basic and diluted net loss per share of $0.17 in the same period in 2015. The major components of net loss in both periods are detailed below.

Revenue increased to $3.8 million for the three month period ended December 31, 2016 from $1.7 million in the same period in 2015 mainly due to non-cash royalty revenue related to the sale of certain royalty rights for Inavir® in Japan to HealthCare Royalty Partners III, L.P. in April 2016.

Research and development expense increased to $10.2 million for the three month period ended December 31, 2016 from $6.3 million in the same period in 2015. The $3.9 million increase largely reflected additional clinical trial activity and higher clinical and manufacturing costs associated with our three Phase 2 clinical trials that were ongoing during the quarter.

General and administrative expense was $2.1 million for both the three month period ended December 31, 2016 and the same period in 2015.

Non-cash implied interest expense was $0.5 million for the three month period ended December 31, 2016 related to the royalty interest sale in April 2016. There was no non-cash implied interest expense for the same period in 2015.

The Company held $49.2 million in cash, cash equivalents, and short-term investments as of December 31, 2016.

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343

Conference Call and Webcast Information

Aviragen Therapeutics will host a conference call today to review these second quarter fiscal 2017 financial results, as well as provide a general update on the Company, via a webcast and conference call at 4:30 p.m. ET. To access the conference call, please dial (877) 312-5422 (domestic) or (253) 237-1122 (international) and refer to conference ID number 60561525. A live audio webcast of the call and the archived webcast will be available in the Investors section of the Company’s website at http://www.aviragentherapeutics.com.

About Aviragen Therapeutics

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has four Phase 2 clinical programs: vapendavir, an oral treatment for rhinovirus (RV) upper respiratory infections in moderate-to-severe asthmatics; vapendavir for the treatment of RV infections in hematopoietic stem cell transplant patients; BTA585, an oral fusion protein inhibitor in development for the treatment of respiratory syncytial virus infections; and BTA074, a topical antiviral treatment for condyloma caused by human papillomavirus types 6 & 11. For additional information about the Company, please visit www.aviragentherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Aviragen Therapeutics’ business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the timing of top-line data readout from the Phase 2 SPIRITUS trial and the timing of the initiation of a Phase 2 trial in hematopoietic stem cell transplant patients, the timing of the FDA response to our request to lift clinical hold, and the timing to announce our plans for BTA585. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of efficacy, safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations’ ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Aviragen Therapeutics® is a registered trademark. Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	December 31, 2016	June 30, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$38.1	$49.7
Short-term investments	11.1	19.3
Accounts receivable, net of allowance	4.2	0.7
Prepaid and other current assets	2.8	2.7
Total current assets	56.2	72.4
Non-current assets:
Property and equipment, net	0.3	0.3
Total non-current assets	0.3	0.3
Total assets	$56.5	$72.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3.4	$3.9
Accrued expenses	5.6	3.6
Short-term note payable	0.3	0.4
Liabilities related to sale of future royalties, net of deferred financing costs	1.2	1.3
Total current liabilities	10.5	9.2
Non-current liabilities:
Long-term note payable, net of current portion	0.2	0.3
Liabilities related to sale of future royalties, net of deferred financing costs and current portion	17.6	16.8
Other long-term liabilities, net of current portion	0.2	0.2
Total liabilities	28.5	26.5
Stockholders’ equity:
Preferred stock, $0.10 par value; 5,000,000 shares authorized and none issued and outstanding as of December 31, 2016 and June 30, 2016	-	-
Common stock, $0.10 par value; 200,000,000 shares authorized 38,640,487 shares issued and outstanding at December 31, 2016 and June 30, 2016	3.9	3.9
Additional paid-in capital	158.5	157.6
Accumulated other comprehensive income	19.0	19.0
Accumulated deficit	(153.4)	(134.3)
Total stockholders’ equity	28.0	46.2
Total liabilities and stockholders’ equity	$56.5	$72.7

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Royalty revenue	$1.5	$1.7	$1.6	$3.4
Non-cash royalty revenue related to the sale of future royalties	2.3	-	2.3	-
Total revenue	3.8	1.7	3.9	3.4

Operating expense:
Research and development	10.2	6.3	17.8	11.8
General and administrative	2.1	2.1	4.3	4.4
Foreign exchange loss (gain), net	0.1	(0.2)	-	0.5
Total operating expense	12.4	8.2	22.1	16.7
Loss from operations	(8.6)	(6.5)	(18.2)	(13.3)

Non-operating income (expense):
Non-cash interest expense on liability related to sale of future royalties	(0.5)	-	(0.9)	-
Interest income, net	0.1	-	0.1	0.1
Total non-operating income (expense)	(0.4)	-	(0.8)	0.1

Loss before tax	(9.0)	(6.5)	(19.0)	(13.2)
Income tax expense	0.1	-	0.1	-
Net loss	$(9.1)	$(6.5)	$(19.1)	$(13.2)

Basic loss per share	$(0.24)	$(0.17)	$(0.49)	$(0.34)
Diluted loss per share	$(0.24)	$(0.17)	$(0.49)	$(0.34)

Basic weighted-average shares outstanding	38,640,487	38,636,946	38,640,487	38,630,587
Diluted weighted-average shares outstanding	38,640,487	38,636,946	38,640,487	38,630,587

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343